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                                                                      Exhibit 5


                                             November 15th, 1995



Merck & Co., Inc.
One Merck Drive
Whitehouse Station, NJ  08889



Dear Sir or Madam:

         Merck & Co., Inc. (the "Company") has requested my opinion, as General Counsel of the Company, in connection with the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act") with respect to 65,232,500 shares of the Company's Common Stock, no par value (the "Shares"), which are issuable pursuant to the Company's 1996 Incentive Stock Plan, Non-Employee Directors Stock Option Plan and Merck Employees Federal Credit Union Stock Option Plan (the "Plans").

         I or attorneys under my supervision have examined such records and have made such examination of law as I deem appropriate in connection with rendering such opinion. I have also assumed that the registration provisions of the Act and of such securities or "Blue Sky" laws as may be applicable shall have been complied with. Based thereon, it is my opinion that, when issued and delivered in accordance with the provisions of the Plans, the shares will be legally issued, fully paid and non-assessable.



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         I hereby consent to the filing of this opinion as an Exhibit to the
Registration Statement. In giving this consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                            Very truly yours,

                                            /s/  Mary M. McDonald
                                            ----------------------
                                            Mary M. McDonald


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